Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Clearwater Paper Corporation:

We consent to the incorporation by reference of our report dated March 17, 2009, with respect to the balance sheets of Clearwater Paper Corporation as of December 31, 2008 and 2007, the related statements of operations and comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, which report appears in the December 31, 2008 annual report on Form 10-K of Clearwater Paper Corporation, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Seattle, Washington

January 5, 2010